Merrill Lynch U.S.A. Government Reserves
File Number: 811-3534
CIK Number: 704957
For the Period Ending: 8/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended August 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

10/17/2002	$500	U.S. Treasury Note	1.88%	09/30/2004
11/07/2002	14,000	U.S. Treasury Bills	1.86	12/05/2002
11/20/2002	12,000	U.S. Treasury Bills	1.86	12/05/2002
11/26/2002	11,000	Merrill Lynch Government	1.33	12/03/2002
11/27/2002	2,100	U.S. Treasury Note	3.25	12/31/2003
12/12/2002	500	U.S. Treasury Note	3.63	03/31/2004
01/10/2003	600	U.S. Treasury Note	1.75	12/31/2004
02/25/2003	10,000	Merrill Lynch Government	1.26	03/04/2003
04/03/2003	6,000	U.S. Treasury Bills	1.10	07/03/2003
05/14/2003	3,000	U.S. Treasury Bills	1.18	08/21/2003
05/21/2003	10,000	Merrill Lynch Government	1.21	05/28/2003
05/28/2003	10,000	Merrill Lynch Government	1.25	06/04/2003
07/24/2003	18,000	Merrill Lynch Government	1.00	07/31/2003
08/07/2003	16,000	Merrill Lynch Government	0.96	08/14/2003
08/14/2003	16,000	Merrill Lynch Government	1.03	08/21/2003
08/21/2003	16,000	Merrill Lynch Government	0.97	08/28/2003
08/28/2003	9,000	Merrill Lynch Government	1.01	09/04/2003